THIS CERTIFICATE CAN UNDER NO CIRCUMSTANCES CIRCULATE IN FRANCE.

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LE PRESENT CERTlFICAT NE PEUT EN AUCUN CAS ClRCULER EN FRANCE.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. HOLDERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.

Warrant to Purchase
1,100,000 shares	Warrant Number No. 1

Warrant to Purchase American Depositary Shares
of
Flamel Technologies S.A.

THIS CERTIFIES that Eclat Holdings, LLC or any subsequent holder hereof (“Holder”) has the right to purchase from Flamel Technologies, S.A., a corporation organized under the laws of the Republic of France, one million, one hundred thousand (1,100,000) American Depositary Shares (“ADSs”) or Restricted ADSs (as defined below), as the case may be, each representing one Ordinary Share, nominal value 0.122 Euros per share (“Ordinary Shares”), which ADSs or Restricted ADSs, as the case may be, will be evidenced by American Depositary Receipts (“ADRs”) or Restricted ADRs (as defined below), as the case may be, and will be issued pursuant to the Deposit Agreement, dated June 6, 1996, as amended and restated as of August 10, 2001 (as amended to date, the “Deposit Agreement”), with the Bank of New York, as Depositary, subject to adjustment as provided herein, at a price equal to the Exercise Price as defined in Section 3 below, at any time during the Term (as defined below). To the extent the Warrant Shares (as defined below) issuable upon exercise of this Warrant shall contain the restrictive legend substantially in the form set forth in Section 2(e)(i) in accordance with the terms hereof, such Warrant Shares shall be in the form of “Restricted ADSs” (as defined below) evidenced by Restricted ADRs (as defined below).

Each ADS and Restricted ADS shall represent one Ordinary Share, and such ratio shall be deemed to be maintained for all purposes hereunder, and to the extent such ratio is not maintained, the adjustments pursuant to Section 5 hereof shall be adjusted to take into account any such change to such ratio.

Attached hereto as Annex A-1 is an Officer's Certificate attesting that the Warrant is properly registered in the books of the Company in the name of the initial Holder, as defined in Section 4(c) (the "Warrant Register").

Attached hereto as Annex A-2 is a certificate (“certificat d’inscription en compte”) evidencing ownership of the BSAs duly executed by the Transfer Agent and the Company and registered in the name of the Holder, together with a certified copy of the BSAs Register (as defined in Section 4(d) below) (“compte d’actionnaire”), which certificate shall be executed and delivered to the Holder promptly following the Shareholder Approval Date (as defined below).

Holder agrees with the Company that this Warrant to Purchase ADSs or Restricted ADSs of the Company (this “Warrant” or this “Agreement”) is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.

1. Date of Issuance and Term.

(a) This Warrant shall be deemed to be issued on March 13, 2012 (“Date of Issuance”). The term of this Warrant begins on the Date of Issuance and ends at 5:00 p.m., New York City time, on the date that is six (6) years after the Date of Issuance, provided, however, that if the Shareholder Approval Date (as defined below) has not occurred prior to the second anniversary of the Date of Issuance, the term shall end at 5:00 p.m., New York City time, on the date that is seven (7) years after the Date of Issuance (the “Term”). This Warrant was issued in conjunction with that certain Membership Interest Purchase Agreement by and among the Company, Flamel US Holdings, Inc., Eclat Holdings, LLC and Eclat Pharmaceuticals, LLC dated March 13, 2012 (the “Purchase Agreement”), the Registration Rights Agreement by and between the Company and Eclat Holdings, LLC dated March 13, 2012 (“Registration Rights Agreement”) and the Note Agreement (the “Note Agreement”) by and among the Company, Flamel US Holdings, Inc. and Eclat Holdings, LLC, dated March 13, 2012, entered into in conjunction herewith.

(b) Notwithstanding anything herein to the contrary, during any period that the Company does not qualify as a “foreign private issuer” as defined under Rule 3b-4 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company shall not issue to the Holder, and the Holder may not acquire, a number of ADSs or Restricted ADSs upon exercise of this Warrant to the extent that, upon such exercise, the number of Ordinary Shares (including the ownership of ADSs or Restricted ADSs) then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Ordinary Shares (including the ownership of ADSs or Restricted ADSs) would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 9.985% of the total number of Ordinary Shares then issued and outstanding (the “9.985% Cap”), provided, however, that the 9.985% Cap shall not apply with respect to the issuance of ADSs or Restricted ADSs pursuant to a Cashless Major Exercise (as defined below) in connection with a Major Transaction (as defined below) covered by the provisions of Section 5(c)(i)(A) below in which the Company is not the surviving entity (a “Qualified Change of Control Transaction”) to the extent that the number of shares beneficially owned by the Holder and its affiliates in the successor entity immediately following consummation of such Qualified Change of Control Transaction does not exceed 9.985% of the outstanding common stock of such successor entity (or if the successor entity is a foreign private issuer) and provided, further, that the 9.985% Cap shall only apply to the extent that the Ordinary Shares (and ADSs or Restricted ADSs in respect of Ordinary Shares) are deemed to constitute “equity securities” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission (the “SEC”), and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Holder the number of Ordinary Shares then outstanding. In the event that the Company is not permitted to issue Warrant Shares to the Holder pursuant to this Warrant because of the provisions of this Section 1(b), the Company shall not be required to net cash settle or otherwise make any cash payment to the Holder in lieu of such issuance; provided that this sentence shall not affect any separate obligation hereunder that the Company may have at such time to the Holder.

(c) Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of ADSs or Restricted ADSs upon exercise of this Warrant to the extent that, upon such exercise, the number of Ordinary Shares (including the ownership of ADSs and Restricted ADSs) then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Ordinary Shares (including the ownership of ADSs and Restricted ADSs) would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 19.985% of the total number of Ordinary Shares then issued and outstanding (the “Beneficial Ownership Cap”), provided, however, that the Beneficial Ownership Cap shall not apply with respect to the issuance of ADSs or Restricted ADSs pursuant to a Cashless Major Exercise (as defined below) or a Cashless Default Exercise (as defined below). Upon the written request of the Company, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Holder the number of Ordinary Shares then outstanding. In the event that the Company is not permitted to issue Warrant Shares to the Holder pursuant to this Warrant because of the provisions of this Section 1(c), the Company shall not be required to net cash settle or otherwise make any cash payment to the Holder in lieu of such issuance; provided that this sentence shall not affect any separate obligation hereunder that the Company may have at such time to the Holder.

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(d) Definitions.

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). With respect to a Holder of Warrants, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Holder” means Eclat Holdings, LLC and any transferee or assignee pursuant to the terms of this Warrant.

“Restricted ADR” means a certificated American Depositary Receipt that includes the restrictive legend substantially in the form set forth in Section 2(e)(i), evidencing one or more restricted American Depositary Shares (“Restricted ADSs”), with each Restricted ADS representing one Ordinary Share.

“Restricted ADR Depositary” means The Bank of New York acting as depositary for the Restricted ADRs pursuant to an instruction letter between the Bank of New York and the Company, and for the Shares acting as intermédiaire inscrit or any successor depositary for the Restricted ADRs.

“Shareholder Approval Date” shall mean the date, if any, on or prior to the second anniversary of the Date of Issuance on which all approvals of the holders of Ordinary Shares of the Company are obtained that are necessary (i) to approve for purposes of applicable French law, the authorization and issuance in favor of the Holder of the total number of “bons de souscription d'actions” (“BSAs”) giving, upon exercise, the right to subscribe to Ordinary Shares underlying the Warrant Shares that are issuable following the Shareholder Approval Date upon the exercise of the BSA by the Holder and (ii) to approve under applicable French law the waiver of all preferential subscription rights of holders of Ordinary Shares (and ADSs) with respect to the Warrant and the Warrant Shares. For the avoidance of doubt, the foregoing approvals must be obtained on or prior to the second anniversary of the Date of Issuance, and any approval subsequently obtained shall not be effective for the purpose of determining any rights or obligations under this Warrant, including, without limitation, whether the Shareholder Approval Date has occurred.

“Transfer Agent” means the Company or any Person the Company may, from time to time, appoint to serve as the Transfer Agent.

2. Exercise; Redemption.

(a) Manner of Exercise. During the Term at any time following the Shareholder Approval Date, this Warrant may be Exercised as to all or any lesser number of ADSs or Restricted ADSs covered hereby (the “Warrant Shares” or the “Shares”) upon surrender of this Warrant, with the Exercise Form attached hereto as Exhibit A-1 (the “Exercise Form”) duly completed and executed, together with the full Exercise Price (as defined below, which may be satisfied by a Cash Exercise or a Cashless Exercise, as each is defined below) for each ADS or Restricted ADS as to which this Warrant is Exercised, at the office of the Company, 33, avenue du Dr. Georges Levy – Parc Club du Moulin à Vent, 69693 Vénissieux Cedex – France; Phone: +33 (0) 472-783-434, Fax: +33 (0) 472-783-435, or at such other office or agency as the Company may designate in writing, by express mail or, so long as the original Exercise Form is sent by the Holder no later than the date of such facsimile, via facsimile (such surrender and payment of the Exercise Price hereinafter called the “Exercise” of this Warrant).

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(b) Date of Exercise. The “Date of Exercise” of the Warrant shall be defined as the date that the Exercise Form attached hereto as Exhibit A-1, completed and executed, is sent by facsimile to the Company and the Transfer Agent and the payment of the Exercise Price to the Company is satisfied (if the Exercise is a Cash Exercise), provided that the original Warrant and Exercise Form are received by the Company as soon as practicable thereafter. Alternatively, the Date of Exercise shall be defined as the date the original Exercise Form is received by the Company, and the Exercise Price is satisfied (if the Exercise is a Cash Exercise), if Holder has not sent advance notice by facsimile. Upon delivery of the Exercise Form to the Company by facsimile or otherwise and receipt of the Exercise Price is satisfied (if the Exercise is a Cash Exercise), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been Exercised, irrespective of the date such Warrant Shares are credited to the Holder’s Depository Trust Company (“DTC”) account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be; provided, however, that in the event of a Cashless Major Exercise in respect of a Qualified Change of Control Transaction, the Holder shall be deemed to have become the holder of record of the shares issuable upon such exercise immediately prior to the consummation of such Qualified Change of Control Transaction.

(c) Delivery of ADSs or Restricted ADSs Upon Exercise. (i) Within five (5) business days after any Date of Exercise, or in the case of a Cashless Major Exercise or a Cashless Default Exercise (each as defined in Section 5(c) below), within the period provided in Section 5(c)(iv) or Section 3(c), as applicable (the “Delivery Period”), the Company shall (i) cause Ordinary Shares representing the number of Exercise Shares to be issued and deposited with the Depositary or the Restricted ADR Depositary, as applicable and (ii) use commercially reasonable best efforts to cause ADSs or Restricted ADSs , as the case may be, representing the number of shares purchased hereunder upon exercise (collectively, “Exercise Shares”) to be transmitted and delivered to the Holder in accordance with the terms hereof. Upon the Exercise of this Warrant or any part hereof, the Company shall, at its own cost and expense, use its commercially reasonable hest efforts, including obtaining and delivering an opinion of counsel, to assure that the requisite certificates shall be issued in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at such Exercise representing the number of ADSs issuable upon such Exercise. Without limiting the foregoing, during the Delivery Period, the Company shall deposit the corresponding number of Ordinary Shares underlying the ADSs or Restricted ADSs pursuant to the Deposit Agreement and pay by wire transfer to the Depositary’s account, or, if applicable the Restricted ADR Depositary’s account, all ADS and Restricted ADS issuance fees provided for under the Deposit Agreement, together with all applicable taxes and expenses otherwise payable under the terms of the Deposit Agreement for the deposit of Ordinary Shares and issuance of ADSs or Restricted ADSs (including, without limitation, confirmation that any French stock transfer taxes in respect of such deposit (if any) have been paid by the Company), and the Company shall otherwise comply with and use commercially reasonable best efforts to cause any other necessary party to comply with all the terms of the Deposit Agreement. The Company shall pay any and all taxes, fees and charges (excluding any taxes on the income of the Holder) which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon exercise in a name other than that of the Holder of this Warrant or any holder of equity interests in the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. Appropriate and equitable adjustment to the terms and provisions of this Warrant shall be made in the event of any change to the ratio of ADSs and Restricted ADSs to Ordinary Shares represented thereby. The Company warrants that no instructions contrary to these instructions have been or will be given to the Depositary or the Transfer Agent and that, unless waived by the Holder, this Warrant and the Exercise Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Exercise Shares if the Unrestricted Conditions (as defined below) are met.

(ii) In the event that the Company’s Board of Directors should determine that the Company shall transform itself (whether by re-incorporation in the United States or otherwise) from a "foreign private issuer" to a domestic U.S. issuer, or that the Company otherwise determines to cease causing Ordinary Shares to be represented by ADSs, then all references to ADRs and Restricted ADRs, or ADSs or Restricted ADSs, shall be deemed references to whatever shares are then issued by the re-domiciled Company and all other provisions of this Agreement shall be equitably adjusted by the parties hereto to the extent necessary or appropriate to reflect such new country of incorporation.

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(d) Delivery Failure. In addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Exercise Shares to the Holder or to effect the issuance and deposit of the corresponding Ordinary Shares to the Depositary or the Restricted ADR Depositary, as applicable, by the end of the Delivery Period or to deliver the Redemption Exercise Price to the Holder in accordance with subsection 2(j) below (a “Delivery Failure”), the Holder will be entitled to revoke all or part of the relevant Exercise Form or Redemption Form, as applicable, by delivery of a notice to such effect to the Company and the Transfer Agent whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described herein shall be payable through the date notice of revocation or rescission is given to the Company.

(e) Legends.

(i) Restrictive Legend. The Holder understands that until such time as the sale of this Warrant, the Exercise Shares and the Failure Payment Shares have been registered under the Securities Act (including to the extent contemplated by the Registration Rights Agreement) or this Warrant, the Exercise Shares and the Failure Payment Shares, as applicable, otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Warrant, the Exercise Shares and the Failure Payment Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(1) AND A HALF” SALE, SUBJECT TO DELIVERY OF AN OPINION, AS PROVIDED IN THE WARRANT DATED AS OF MARCH 13, 2012 AND ISSUED BY THE COMPANY.”

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF MARCH 13, 2012, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

(ii) Removal of Restrictive Legends. The Company shall use commercially reasonable best efforts to cause the Depositary to remove any legend restricting the transfer (including the legend set forth above in subsection 2(e)(i)) of this Warrant and the certificates evidencing the Exercise Shares and the Failure Payment Shares, as applicable: (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of such security is effective under the Securities Act, or (B) following any sale of such Warrant, Exercise Shares and/or Failure Payment Shares pursuant to Rule 144 of the Securities Act, or (C) if such Warrant, Exercise Shares and/or Failure Payment Shares are eligible for sale under Rule 144(b)(1) of the Securities Act, or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). If the Unrestricted Conditions are met at the time of issuance of the Exercise Shares or the Failure Payment Shares, then the Company shall use commercially reasonable best efforts to cause the Depositary to issue such Exercise Shares or Failure Payment Shares, as applicable, free of all legends. The Company agrees that following such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(e), it will, no later than three (3) Trading Days following the delivery by the Holder to the Company or the Transfer Agent of a certificate representing Exercise Shares and/or Failure Payment Shares, as applicable, issued with a restrictive legend, use its commercially reasonable best efforts to cause the Depositary to deliver to such Holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends. The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date if required by the Transfer Agent to effect the issuance of the Exercise Shares or the Failure Payment Shares, as applicable, without a restrictive legend or removal of the legend hereunder. For purposes hereof, “Effective Date” shall mean the date that the Registration Statement that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC.

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(iii) Removal of Legends from Restricted ADRs. A Restricted ADS may be surrendered by the holder thereof to the Restricted ADR Depositary for cancellation, and the Depositary shall issue and deliver an unrestricted ADR with respect to the Restricted ADS formerly represented by such Restricted ADR, provided that such Restricted ADR is surrendered in connection with a transfer of the related ADS and provided further that (a) one of the Unrestricted Conditions is met and (b) the deposit of such Ordinary Shares in an unrestricted depositary facility and the sale of any related ADSs by that person are not otherwise restricted under the Securities Act. If the removal of the legend, as described in the preceding sentence, is effected in connection with the transfer of the Restricted ADS pursuant to Rule 144 of the Securities Act, the Holder shall, if requested by the Company or the Restricted ADR Depositary, deliver an opinion of counsel addressed and reasonably satisfactory to the requesting party. Any reasonable fees (with respect to the Restricted ADR Depositary, the Depositary or otherwise) associated with the issuance of such opinion or the removal of the legend shall be borne by the Holder. In the event that only a portion of the Restricted ADSs represented by a Restricted ADR have been transferred by the holder thereof, the Restricted ADR Depositary shall issue a Restricted ADR that includes the legend in Section 2(e)(i) above with respect to the Restricted ADSs that continue to be held by such holder. While a Registration Statement is effective or at such earlier time as a legend is no longer required for the Restricted ADRs, the Company will cooperate with the Restricted ADR Depositary, and shall use its commercially reasonable efforts, to facilitate the issuance of unrestricted ADRs as described above no later than three (3) Trading Days following the delivery by such Holder to the Restricted ADR Depositary (with notice to the Company) of a Restricted ADR (endorsed or with applicable powers attached, signatures guaranteed, and otherwise in form necessary to effect the reissuance and/or transfer and an opinion of counsel to the extent required by Section 8(b)) .

(iv) Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from any certificates representing securities as set forth in Section 2(e) above is predicated upon the Company’s reliance that the Holder will sell, transfer, assign, pledge, hypothecate or otherwise dispose of the Exercise Shares and/or any Failure Payment Shares, as applicable, pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(f) Cancellation of Warrant. This Warrant shall be canceled upon the full Exercise or redemption of this Warrant, and, as soon as practical after the Date of Exercise or the Redemption Exercise Date, Holder shall be entitled to receive ADSs or Restricted ADSs for the number of shares purchased upon such Exercise of this Warrant or cash for the portion of this Warrant subject to redemption, and if this Warrant is not Exercised or redeemed in full, Holder shall be entitled to receive a new Warrant (containing terms identical to this Warrant) representing any unexercised portion of this Warrant in addition to such ADSs or Restricted ADSs or cash payment, as the case may be. In the event of a Major Transaction (as defined below) in which all shares of Common Stock are canceled and/or converted or exchanged into the right to receive cash and/or securities of Another Entity (as defined below), then, any portion of this Warrant that the Holder has not elected to exercise or be redeemed pursuant to the terms of this Warrant prior to the consummation of such Major Transaction (a “Share Conversion Major Transaction”), shall automatically and immediately be deemed to have been exercised pursuant to a Cashless Exercise, immediately prior to the consummation of such Share Conversion Major Transaction, and this Warrant shall be deemed cancelled upon consummation of any Share Conversion Major Transaction.

(g) Holder of Record. Each person in whose name any Warrant for Warrant Shares is issued shall, for all purposes, be deemed to be the Holder of record of such shares on the Date of Exercise of this Warrant, irrespective of the date of delivery of the Warrant Shares purchased upon the Exercise of this Warrant.

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(h) Delivery of Electronic Shares. In lieu of delivering physical certificates representing the ADSs or Restricted ADSs, as applicable, issuable upon Exercise or legend removal, or representing Failure Payment Shares, provided the DTC Fast Automated Securities Transfer (“FAST”) program is available with respect to the ADSs or Restricted ADSs, upon written request of the Holder, the Company shall use its commercially reasonable best efforts to cause the ADSs or Restricted ADSs issuable upon Exercise to be electronically transmitted to the Holder by crediting the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system. The time periods for delivery and penalties described herein shall apply to the electronic transmittals described herein. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(i) Buy-In. In addition to any other rights available to the Holder, if the Company fails to transmit to the Holder a certificate or certificates, or electronic shares through DWAC, representing the Exercise Shares pursuant to an Exercise on or before the Delivery Period (other than a failure caused by any incorrect or incomplete information provided by the Holder to the Company hereunder), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases ADSs or Ordinary Shares to deliver in satisfaction of a sale by the Holder of Exercise Shares which the Company was required to deliver to Holder upon such Exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the ADSs or Ordinary Shares so purchased exceeds (y) the amount obtained by multiplying (A) the number of Exercise Shares that the Company was required to deliver to the Holder in connection with the Exercise at issue times and (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such Exercise was not honored or deliver to the Holder the number of ADSs or Restricted ADSs that would have been issued had the Company timely complied with its Exercise and delivery obligations hereunder. For example, if the Holder purchases ADSs having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise to cover the sale of ADSs with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice, which notice will be within two Trading Days of the occurrence of the Buy-In, indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing ADSs upon Exercise of the Warrant as required pursuant to the terms hereof.

(j) Redemption. In the event the Shareholder Approval Date has not occurred on or prior to the second anniversary of the Date of Issuance, then at any time during the Term that is on or after the second anniversary of the Date of Issuance, the Holder may cause the Company to redeem all or any portion of this Warrant. The "Redemption Exercise Date” shall be defined as the date the Redemption Form, attached hereto as Exhibit A-2 (the "Redemption Form"), duly completed and executed, is sent by facsimile to the Company and the Transfer Agent, provided that the original Warrant and Redemption Form are received by the Company, each as soon as practicable thereafter. Alternatively, the Redemption Exercise Date shall be defined as the date the original Redemption Form is received by the Company, if Holder has not sent advance notice by facsimile. The Company shall redeem the portion of this Warrant subject to redemption pursuant to the Redemption Form at a price (the "Redemption Exercise Price") equal to the amount determined using the following formula, with the terms included in the formula being defined as provided in Section 3(a)(ii) below: X = Y(A–B). The Redemption Exercise Price shall be satisfied by the delivery to the Holder within 10 days following the Redemption Exercise Date of a cash payment and/or a promissory note, dated the Redemption Exercise Date, substantially in the form attached as Exhibit D hereto in the principal amount of the Redemption Exercise Price (or portion thereof in the case of a mixed cash/note payment).

3. Payment of Warrant Exercise Price for Cash Exercise or Cashless Exercise; Cashless Major Exercise and Cashless Default Exercise.

(a) Exercise Price. The Exercise Price (“Exercise Price”) shall initially equal $11.00 per share, subject to adjustment pursuant to the terms hereof, including but not limited to Section 5 below.

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Payment of the Exercise Price may be made by either of the following, or a combination thereof, at the election of Holder:

(i) Cash Exercise: The Holder may exercise this Warrant in cash, bank or cashier’s check, wire transfer or, from and after the occurrence of a Threshold (as defined in the Note Agreement), through a reduction of an amount of principal outstanding under the Note (as defined in the Note Agreement) or any replacement note issued to a transferee of any portion of the Note, which is then held by the Holder (a “Cash Exercise”); or

(ii) Cashless Exercise: The Holder, at its option, may exercise this Warrant in a cashless exercise transaction, provided, however, that, except as provided in Section 2(f) above, in the event that the Company has an effective registration statement under the Securities Act covering the resale by the Holder of all Warrant Shares issuable upon such Cashless Exercise of this Warrant that the Holder is then exercising, then the Holder shall not be permitted to exercise this Warrant as a Cashless Exercise under this Section 3(a)(ii) with respect to the Warrant Shares issuable upon such exercise. In order to effect a Cashless Exercise, the Holder shall surrender this Warrant at the principal office of the Company together with notice of cashless election, in which event the Company shall issue to the Holder a number of ADSs or, if at the time of such exercise none of conditions listed in Sections 2(e)(ii)(B), (C) or (D) have been met, Restricted ADSs, in each case, computed using the following formula (a “Cashless Exercise”):

X = Y (A–B)/A

where:   X = the number of ADSs and Restricted ADSs to be issued to Holder or the amount of cash to be paid as the Redemption Exercise Price.

Y = the number of ADSs and Restricted ADSs for which this Warrant is being Exercised or the number of ADSs and Restricted ADSs underlying the portion of this Warrant subject to redemption.

A = the Market Price of one (1) ADS, where “Market Price,” as of any date, means the Volume Weighted Average Price (as defined herein) of the Company’s ADS during the ten (10) consecutive Trading Day period immediately preceding the Date of Exercise or Redemption Exercise Date, as the case may be.

B = the Exercise Price.

As used herein, the “Volume Weighted Average Price” for any security as of any date means the volume weighted average sale price on The NASDAQ Global Market (“NASDAQ”) as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company (“Bloomberg”) or, if NASDAQ is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or in the “pink sheets” by the OTC Markets Group, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Company and the Holders of a majority in interest of the Warrants being Exercised for which the calculation of the volume weighted average price is required in order to determine the Exercise Price of such Warrants. “Trading Day” shall mean any day on which the ADSs are traded for any period on NASDAQ, or on the principal securities exchange or other securities market on which the ADSs are then being traded.

(b) Cashless Major Exercise. If the Holder, at its option, exercises this Warrant or any permissible portion thereof in a Cashless Major Exercise pursuant to Section 5(c)(i) below, the Holder shall surrender this Warrant at the principal office of the Company together with the Exercise Form indicating that the Holder is exercising this Warrant (or such permissible portion thereof) pursuant to a Cashless Major Exercise, in which event the Company shall issue to the Holder a number of ADSs or Restricted ADSs, as applicable, equal to (i) in the event the Major Transaction is consummated prior to the two-year anniversary of the Date of Issuance, the “Intrinsic Value” (as determined in accordance with the definition below) of the Warrant (or such applicable portion being exercised) divided by the closing price of the ADSs on the principal securities exchange or other securities market on which the ADSs are then traded on the Trading Date immediately preceding the date on which the applicable Major Transaction is consummated, and (ii) in the event the Major Transaction is consummated from or after the two-year anniversary of the Date of Issuance, the Black Scholes Value (as defined in Section 5(c)(iii) below) of the Warrant (or such applicable portion being exercised) divided by the closing price of the ADSs on the principal securities exchange or other securities market on which the ADSs are then traded on the Trading Day immediately preceding the date on which the applicable Major Transaction is consummated.

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For purposes herein, “Intrinsic Value” shall be determined using the formula Y(SP–EP) where Y is as defined in Section 3(a)(ii) above, SP equals the Stock Price (as defined below) and EP equals the prevailing Exercise Price at the time of calculation.

“Stock Price” shall mean the greater of (1) the closing price of the ADSs on NASDAQ, or, if that is not the principal trading market for the ADSs, such principal market on which the ADSs are traded or listed (the “Closing Market Price”) on the trading day immediately preceding the date on which a Major Transaction is consummated, or (2) the first Closing Market Price following the date of the definitive agreement with respect to a Major Transaction.

(c) Cashless Default Exercise. To the extent the Holder exercises this Warrant as a Cashless Default Exercise pursuant to Section 11(b)(i) below, the Holder shall surrender this Warrant to the principal office of the Company together with the Exercise Form indicating that the Holder is exercising this Warrant pursuant to a Cashless Default Exercise, in which event the Company shall issue to the Holder, within five (5) Trading Days of the applicable Default Notice, a number of ADSs or Restricted ADSs, as applicable (which shares shall be valued at the Volume Weighted Average Price for the five (5) Trading Days prior to the applicable Default Notice) equal to the greater of (A) the Black-Scholes value (determined by use of the Black-Scholes Option Pricing Model using the criteria set forth on Schedule I hereto) of the remaining unexercised portion of this Warrant on the date of such Default Notice and (B) the Black-Scholes value (determined by use of the Black-Scholes Option Pricing Model using the criteria set forth on Schedule I hereto) of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that the Exercise Shares in respect of such Cashless Default Exercise are issued to the Holder.

(d) Dispute Resolution. In the case of a dispute as to the determination of the closing price or the Volume Weighted Average Price of the Company’s ADSs or the arithmetic calculation of the Exercise Price, Market Price or any Major Transaction Warrant Early Termination Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) business days of receipt, or deemed receipt, of the Exercise Notice or Major Transaction Early Termination Notice, or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) business days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) business days submit via facsimile (i) the disputed determination of the closing price or the Volume Weighted Average Price of the Company’s ADSs to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld or delayed or (ii) the disputed arithmetic calculation of the Exercise Price, Market Price or any Major Transaction Warrant Early Termination Price to the Company’s independent, outside accountant or another accounting firm of United States national standing selected by the Company. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) business days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

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(e) Mandatory Exercise. Subject to the provisions of this Section 3(e), at any time and from time to time after the Shareholder Approval Date, the Company may give written notice (a “Mandatory Exercise Notice”) to the Holder of its intent to require a mandatory exercise of this Warrant. The Mandatory Exercise Notice may only be given by the Company if (i) the closing price of the ADSs on NASDAQ, or if that is not the principal trading market for the ADSs, such principal market on which the ADSs are traded or listed (the “Closing Market Price”), for each of the 20 consecutive Trading Days immediately prior to the Mandatory Exercise Notice Date (as hereinafter defined) has equaled or exceeded 400% of the Exercise Price, (ii) an effective registration statement is on file with the Securities and Exchange Commission (“SEC”) covering the resale of the Warrant Shares issuable upon exercise of the Warrant, (iii) the Company certifies in the Mandatory Exercise Notice that the Company (A) is not engaged in any negotiations, and (B) has not entered into any agreement or arrangement, in each case, with respect to any transaction that would constitute a Major Transaction and (iv) the Company certifies in the Mandatory Exercise Notice that an Event of Default (as defined in Section 11) has not occurred, and that the issuance of Shares upon the exercise of this Warrant will not violate, or be prohibited by, any applicable laws, the requirements of NASDAQ or any other trading market on which the ADSs are traded, or any other provisions of this Warrant. Following receipt of a Mandatory Exercise Notice, the Holder shall be required to exercise the Warrant in full pursuant to the provisions of Section 3(a)(i) or 3(a)(ii) on or prior to the 30th Trading Day (the “Mandatory Exercise Date”) following the Mandatory Exercise Notice Date; provided, however, that the Holder shall not be required to exercise the Warrant, and the Mandatory Exercise Notice shall be of no further force and effect, if following delivery of the Mandatory Exercise Notice and prior to the Holder’s exercise of this Warrant (i) the Closing Market Price on any two Trading Dates (including the Mandatory Exercise Notice Date) falls below 400% of the Exercise Price, (ii) the Company is required to deliver to the Holder a Major Transaction Notice, (iii) the Warrant Shares are no longer registered for resale pursuant to an effective registration statement or (iv) an Event of Default has occurred. In order to be effective, a Mandatory Exercise Notice must be sent to the Holder by overnight mail, with an advance copy sent by facsimile and e-mail (the date of facsimile and e-mail transmission is referred to as “Mandatory Exercise Notice Date”).

4. Transfer and Registration.

(a) Transfer Rights. Subject to the provisions of Section 8 of this Warrant, this Warrant may be transferred on the books of the Company, in whole or in part, in person or by attorney, upon surrender of this Warrant properly completed and endorsed together with any funds sufficient to pay any transfer tax in connection with such transfer. This Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and Holder shall be entitled to receive a new Warrant as to the portion hereof retained.

(b) Registrable Securities. The ADSs and Restricted ADSs issuable upon the Exercise of this Warrant have registration rights pursuant to the Registration Rights Agreement.

(c) Warrant Register. The Transfer Agent shall register this Warrant, upon records to be maintained by the Transfer Agent for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. Prior to due presentment for transfer to the Company of this Warrant, the Company and any agent of the Company may treat the Person in whose name this Warrant is duly registered on the Warrant Register as the owner hereof for the purpose of any exercise hereof or any distribution, and for all other purposes, and neither the Company nor any such agent shall be affected by notice to the contrary. A Warrant may be assigned or sold in whole or in part only by registration of such assignment or sale on the Warrant Register. Upon its receipt of a request in the form attached as Exhibit B to assign or sell all or part of a Warrant by the Holder, the Transfer Agent shall record the information contained therein in the Warrant Register and the Company shall issue or cause to be issued one or more new Warrants in compliance with Section 4(a) above.

(d) BSAs Register. The Transfer Agent shall register the BSAs, upon records to be maintained by the Transfer Agent for that purpose (the “BSAs Register” “Compte d'Actionnaire”), in the name of the record Holder hereof from time to time. Prior to due presentment for transfer to the Company of the BSAs, the Company and any agent of the Company may treat the Person in whose name the BSAs are duly registered on the BSAs Register as the owner hereof for the purpose of any exercise hereof or any distribution, and for all other purposes, and neither the Company nor any such agent shall be affected by notice to the contrary. A BSA may be assigned or sold in whole or in part only by registration of such assignment or sale on the BSAs Register. Upon its receipt of a request in the form attached as Exhibit B to assign or sell all or part of a BSA by the Holder, the Transfer Agent shall record the information contained therein in the BSAs Register and the Company shall issue or cause to be issued one or more new BSAs in compliance with Section 4(a) above.

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5. Adjustments Upon Certain Events.

(a) Participation. The Holder, as the holder of this Warrant, shall be entitled to receive an amount payable in cash that is equivalent to all dividends paid and distributions of any kind made to the holders of Ordinary Shares of the Company or ADSs to the same extent as if the Holder had Exercised this Warrant into ADSs or Restricted ADSs (without regard to any limitations on exercise herein or elsewhere, without regard to whether the Shareholder Approval Date has occurred and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such ADSs or Restricted ADSs on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of ADSs. The provisions of this Section 5(a) shall not apply to stock dividends covered by the provisions of Section 5(b) below. This provision is included as one of the agreed upon contractual terms of the Purchase Agreement.

(b) Recapitalization or Reclassification. If the Company shall at any time effect a stock split, payment of stock dividend, recapitalization, reclassification or other similar transaction of such character that the Ordinary Shares shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of Ordinary Shares underlying the Warrant Shares which Holder shall be entitled to purchase upon Exercise of this Warrant or receive value with respect to in a redemption shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of Ordinary Shares by reason of such stock split, payment of stock dividend, recapitalization, reclassification or similar transaction, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. The Company shall give Holder the same notice it provides to holders of Ordinary Shares of any transaction described in this Section 5(b).

(c) Rights Upon Major Transaction.

(i) Major Transaction. In the event that a Major Transaction (as defined below) occurs on or prior to the Shareholder Approval Date, then the Holder, at its option, may require the Company to redeem in cash the Holder’s outstanding Warrants in accordance with Section 5(c)(iii) below. In the event that a Major Transaction (as defined below) occurs following the Shareholder Approval Date, then (1) in the case of a Cash-Out Major Transaction and in the case of a Mixed Major Transaction to the extent of the percentage of the cash consideration in the Mixed Major Transaction (determined in accordance with the definition of a Mixed Major Transaction below), the Holder, at its option, may require the Company to redeem the Holder’s outstanding Warrants in accordance with Section 5(c)(iii) below and (2) in the case of all other Major Transactions and in the case of a Mixed Major Transaction to the extent of the percentage of the consideration represented by securities of a Successor Entity in the Mixed Major Transaction, the Holder shall have the right to exercise this Warrant as a Cashless Major Exercise in accordance with Section 3(b). The Holder may waive its rights under this Section 5(c) with respect to such Major Transaction. Consummation of each of the following events shall constitute a “Major Transaction”:

(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, following which the holders of Ordinary Shares (including holders of ADSs attributable to underlying Ordinary Shares) immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the Ordinary Shares (including ADSs attributable to such Ordinary Shares) or the shares of the Successor Entity (or the Parent Entity of a Successor Entity) or (b) no longer have the ability to elect a majority of the board of directors of the Company or the Successor Entity (collectively, a “Change of Control Transaction”);

(B) a sale or transfer of all or substantially all of the Company’s assets;

(C) a purchase, tender or exchange offer, made to the holders of outstanding Ordinary Shares or ADSs, such that following the consummation of such purchase, tender or exchange offer a Change of Control Transaction shall have occurred;

(D) [Intentionally Omitted]

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(E) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Company; or

(F) [Intentionally Omitted]

(G) [Intentionally Omitted]

(ii) [Intentionally Omitted]

(iii) Notice; Major Transaction Early Termination Right; Notice of Cashless Major Exercise. At least twenty (20) days prior to the consummation of any Major Transaction, but, in any event, within five (5) business days following the first to occur of (x) the date of the public announcement of such Major Transaction if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Major Transaction if such announcement is made on and after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Major Transaction Notice”). Other than in respect of all or a portion of the Warrant that is eligible for a Cashless Major Exercise (without taking into consideration the 9.985% Cap or the Beneficial Ownership Cap), the Holder may, by delivery of written notice (“Major Transaction Early Termination Notice”) to the Company and the Transfer Agent at any time during the period beginning after the Holder’s receipt of a Major Transaction Notice and ending five (5) Trading Days prior to the consummation of such Major Transaction (the “Early Termination Period”), require the Company to redeem (an “Early Termination Upon Major Transaction”), effective immediately prior to the consummation of such Major Transaction, all or any portion of this Warrant not eligible to be exercised as a Cashless Major Exercise (without taking into consideration the 9.985% Cap or the Beneficial Ownership Cap). The Major Transaction Early Termination Notice shall indicate the portion of the Warrant that the Holder is electing to have redeemed in accordance with the terms hereof. Such portion of this Warrant (the “Redeemable Portion”) shall be redeemed by the Company at a price (the “Major Transaction Warrant Early Termination Price”) payable in cash equal to (i) in the event of a Major Transaction occurring prior to the two-year anniversary of the Date of Issuance, the Intrinsic Value of the Redeemable Portion, and (ii)  in the event of a Major Transaction occurring from and after the two-year anniversary of the Date of Issuance, the “Black Scholes Value” of the Redeemable Portion determined by use of the Black Scholes Option Pricing Model using the criteria set forth in Schedule 1 hereto (the “Black Scholes Value”), provided, however, that in the event of a Major Transaction specified in Section 5(c)(i)(A), (B) or (C) occurring from and after the two-year anniversary of the Date of Issuance that is with Holder, the original Holder or any of their respective Affiliates, the formula in the preceding clause (i) shall apply.

To the extent the Holder shall elect to effect a Cashless Major Exercise in respect of a Major Transaction, the Holder shall deliver its exercise notice in accordance with Section 3(b), within the Early Termination Period. In the event of a Major Transaction, Holders of Restricted ADSs shall be deemed to be holders of ADSs with respect to such Major Transaction.

(iv) Escrow; Payment of Major Transaction Warrant Early Termination Price. Following the receipt of a Major Transaction Early Termination Notice or a notice of a Cashless Major Exercise from the Holder, the Company shall not effect a Major Transaction that is being treated as an Early Termination Upon Major Transaction or in connection with which this Warrant is eligible to be exercised as a Cashless Major Exercise unless it either (a) obtains the written agreement of the Successor Entity that payment of the Major Transaction Warrant Early Termination Price and/or issuance of the applicable Cashless Major Shares shall be made to the Holder prior to consummation of such Major Transaction and such issuance or payment shall be a condition precedent to consummation of such Major Transaction or (b) it shall first place into an escrow account with an independent escrow agent, at least three (3) business days prior to the closing date of such Major Transaction (the “Major Transaction Escrow Deadline”), an amount in ADSs or cash, as applicable, equal to the Major Transaction Warrant Early Termination Price and/or applicable Exercise Shares. If an escrow account is required to be established pursuant to the preceding sentence, concurrently upon closing of such Major Transaction, the Company shall pay or shall instruct the escrow agent to pay the Major Transaction Warrant Early Termination Price and/or to deliver the applicable Cashless Major Shares to the Holder. For purposes of determining the amount, if any, required to be placed in escrow pursuant to the provisions of this subsection (iv) and without affecting the amount of the actual Major Transaction Warrant Early Termination Price and/or the number of applicable Cashless Major Shares, the calculation of the “Stock Price” referred to in Schedule 1 hereto shall be determined based on the Closing Market Price (as defined on Schedule I) of the ADSs on the Trading Day immediately preceding the date that the funds and/or applicable Exercise Shares, as applicable, are deposited with the escrow agent.

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(v) Injunction. Following the receipt of a Major Transaction Early Termination Notice or notice of a Cashless Major Exercise from the Holder, in the event that the Company attempts to consummate a Major Transaction without either (1) placing the Major Transaction Warrant Early Termination Price, or applicable Exercise Shares, as applicable, in escrow in accordance with subsection (iv) above, (2) payment of the Major Transaction Warrant Early Termination Price or issuance of the applicable Exercise Shares, as applicable, to the Holder prior to consummation of such Major Transaction or (3) obtaining the written agreement of the Successor Entity described in subsection (iv) above, the Holder shall have the right to apply for an injunction in any state or federal courts sitting in the City of New York, borough of Manhattan to prevent the closing of such Major Transaction until the Major Transaction Warrant Early Termination Price is paid to the Holder, in full or the applicable Exercise Shares are delivered, as applicable.

An early termination required by this Section 5(c) shall be made in accordance with the provisions of Section 12 and shall have priority to payments to holders of Ordinary Shares and ADSs in connection with a Major Transaction to the extent an early termination required by this Section 5(c)(iii) are deemed or determined by a court of competent jurisdiction in the United States to be prepayments of the Warrant by the Company, such early termination shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, until the Major Transaction Warrant Early Termination Price is paid in full, this Warrant may be exercised, in whole or in part, by the Holder into ADSs or Restricted ADSs, as applicable, or in the event the Exercise Date is after the consummation of the Major Transaction, shares of publicly traded common stock or American Depositary Shares (or their equivalent) of the Successor Entity pursuant to Section 5(c). The parties hereto agree that in the event of the Company’s early termination of any portion of the Warrant under this Section 5(c), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any premium due under this Section 5(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

For purposes hereof:

“Another Entity” shall mean an entity in which the holders of a majority of the Ordinary Shares of the Company immediately prior to the consummation of a Major Transaction do not hold a majority of the equity securities in such entity.

“Cash-Out Major Transaction” means a Major Transaction in which the consideration payable to holders of Ordinary Shares in connection with the Major Transaction consists solely of cash.

“Cashless Default Exercise” shall mean an exercise of this Warrant as a “Cashless Default Exercise” in accordance with Section 3(c) and 11(b) hereof.

“Cashless Major Exercise” shall mean an exercise of this Warrant or portion thereof as a “Cashless Major Exercise” in accordance with Section 3(b) and 5(c)(i) hereof.

“Cashless Major Shares” means ADSs or Restricted ADSs issued or issuable pursuant to a Cashless Major Exercise.

“Eligible Market” means the over the counter Bulletin Board, the New York Stock Exchange, Inc., the NYSE Arca, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the NYSE Alternext U.S.

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“Mixed Major Transaction” means a Major Transaction in which the consideration payable to the shareholders of the Company consists partially of cash and partially of securities of a Successor Entity. If the Successor Entity is a Publicly Traded Successor Entity, the percentage of consideration represented by securities of such Successor Entity shall be equal to the percentage that the value of the aggregate anticipated number of shares of the Publicly Traded Successor Entity to be issued to holders of Ordinary Shares of the Company represents in comparison to the aggregate value of all consideration, including cash consideration, in such Mixed Major Transaction, as such values are set forth in any definitive agreement for the Mixed Major Transaction that has been executed at the time of the first public announcement of the Major Transaction or, if no such value is determinable from such definitive agreement, based on the average of the closing market prices for shares of the Publicly Traded Successor Entity on its principal securities exchange for the five (5) Trading Day period commencing on the second Trading Day preceding the first public announcement of the Mixed Major Transaction. If the Successor Entity is a Private Successor Entity, the percentage of consideration represented by securities of such Successor Entity shall be determined in good-faith by the Company's Board of Directors

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of a Major Transaction.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Private Successor Entity” means a Successor Entity that is not a Publicly Traded Successor Entity.

“Publicly Traded Successor Entity” means a Successor Entity that is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (as defined above).

“Successor Entity” means any Person purchasing the Company’s assets or Ordinary Shares, or any successor entity resulting from such Major Transaction, or if the Warrant is to be exercisable for shares of capital stock of its Parent Entity (as defined above), its Parent Entity.

(d) Exercise Price Adjusted. As used in this Warrant, the term “Exercise Price” shall mean the purchase price per share specified in Section 3(a) of this Warrant, until the occurrence of an event stated in this Section 5 or otherwise set forth in this Warrant, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of said subsection.

(e) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than ADSs or Restricted ADSs) then, wherever appropriate, all references herein to ADSs or Restricted ADSs shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

(f) Notice of Adjustments. Whenever the Exercise Price is adjusted pursuant to the terms of this Warrant, the Company shall promptly mail to the Holder a notice (an “Exercise Price Adjustment Notice”) setting forth the Exercise Price after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of ADSs or Restricted ADSs and the amount, if any, of other securities or property which at the time would be received upon Exercise of the Warrant. For purposes of clarification, whether or not the Company provides an Exercise Price Adjustment Notice pursuant to this Section 5(f), upon the occurrence of any event that leads to an adjustment of the Exercise Price, the Holder would be entitled to receive a number of Exercise Shares based upon the new Exercise Price, as adjusted, for exercises occurring on or after the date of such adjustment, regardless of whether the Holder accurately refers to the adjusted Exercise Price in the Exercise Form.

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6. Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, but on Exercise of this Warrant, Holder may purchase only a whole number of ADSs or Restricted ADSs. If, on Exercise of this Warrant, Holder would be entitled to a fractional ADS or Restricted ADS or a right to acquire a fractional ADS or Restricted ADS, such fractional share shall be disregarded and the number of ADSs or Restricted ADSs issuable upon Exercise shall be the next higher whole number of shares.

7. Reservation of Shares.

The Company covenants and agrees that upon the Exercise of this Warrant, all ADSs and Restricted ADSs issuable upon such Exercise and all underlying Ordinary Shares shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person (the “Issuance Conditions”). The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of NASDAQ, or such other principal trading market upon which ADSs may be listed if no longer on NASDAQ. For so long as the Warrant is outstanding and the Company’s Board of Directors has not taken an action consistent with Section 2(c)(ii), the Company shall use commercially reasonable best efforts to maintain the Deposit Agreement, and shall not terminate the Deposit Agreement nor allow it to lapse due to the Company's failure to appoint a successor Depositary upon the resignation of the Deposit in accordance with the provisions of the Deposit Agreement. Upon the termination of Bank of New York as Depositary or Restricted ADR Depositary, the Company shall promptly appoint a successor Depositary or Restricted ADR Depositary, as the case may be, and all references herein to Depositary or Restricted ADR Depositary, as the case may be, shall thereafter refer to such successor Depositary or Restricted ADR Depositary, as the case may be. Without the consent of the Holder, the Company shall not amend either the BSA Agreement or the Deposit Agreement in a manner that adversely affects the rights of the Holder in a materially disproportionate manner to the rights of other ADS holders.

8. Restrictions on Transfer.

(a) Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D and exempt from state registration or qualification under applicable state laws. None of the Warrant, the Exercise Shares or Failure Payment Shares may be pledged, transferred, sold or assigned except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws including, without limitation, a so-called “4(1) and a half” transaction.

(b) Assignment. Subject to Section 8(a) and the requirement of compliance with applicable law, the Holder may sell, transfer, assign, pledge, or otherwise dispose of this Warrant, in whole or in part. Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Warrant shall be assigned and the respective number of warrants to be assigned to each assignee. The Company shall effect the assignment within three (3) business days (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by Holder a Warrant or Warrants of like tenor and terms for the appropriate number of shares. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder. For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is a so called “4(1) and half” transaction, the parties hereto agree that a legal opinion from outside counsel for the Holder delivered to counsel for the Company substantially in the form attached hereto as Exhibit C shall be required and shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4(1) and half” transaction.

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9. Noncircumvention.

The Company hereby covenants and agrees that the Company will not, by amendment of its memorandum and articles of association, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, take any action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant. Without limiting the generality of the foregoing, the Company (i) shall not increase the nominal value of any Ordinary Shares underlying ADSs or Restricted ADSs receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares in respect of ADSs and Restricted ADSs issued upon the exercise of this Warrant.

10. Events of Failure; Definition of Black Scholes Value.

(a) Definition.

The occurrence of each of the following shall be considered to be an “Event of Failure.”

(i) A Delivery Failure occurs, where a “Delivery Failure” shall be deemed to have occurred if the Company fails to deliver Ordinary Shares satisfying the Issuance Conditions to the Depositary or fails to cause the Exercise Shares satisfying the Issuance Conditions to be delivered to the Holder within any applicable Delivery Period or if the Company fails to deliver the cash and/or promissory note in respect of the Redemption Exercise Price within ten (10) business days following a Redemption Exercise Date or fails to satisfy any payment required under such promissory note in accordance with the terms thereof;

(ii) a Transfer Delivery Failure occurs, where a “Transfer Delivery Failure” shall be deemed to have occurred if the Company fails to use its commercially reasonable best efforts to deliver a Warrant within any applicable Transfer Delivery Period; and

(iii) a Registration Failure (as defined below).

For purpose hereof, “Registration Failure” means that (A) the Company fails to file with the SEC on or before the Filing Deadline (as defined in the Registration Rights Agreement) any Registration Statement required to be filed pursuant to the terms and conditions of the Registration Rights Agreement, (B) the Company fails to use its commercially reasonable efforts to obtain effectiveness with the SEC, prior to the Registration Deadline (as defined in the Registration Rights Agreement), and if such Registration Statement is not so filed prior to the Registration Deadline, as soon as possible thereafter, of any Registration Statement (as defined in the Registration Rights Agreement) that are required to be filed pursuant to the terms and conditions of the Registration Rights Agreement, or fails to use commercially reasonable efforts to keep such Registration Statement current and effective as required in the Registration Rights Agreement, (C) The Company fails to file any additional Registration Statements required to be filed pursuant to the terms and conditions of the Registration Rights Agreement on or before the Additional Filing Deadline (as defined in the Registration Rights Agreement) or fails to use its commercially reasonable efforts to cause such new Registration Statement to become effective on or before the Additional Registration Deadline, and if such effectiveness does not occur within such period, as soon as possible thereafter, (D) the Company fails to file any amendment to any Registration Statement, or any additional Registration Statement required to be filed pursuant to the terms and conditions of the Registration Rights Agreement within twenty (20) days of the applicable Registration Trigger Date (as defined in the Registration Rights Agreement), or fails to use its commercially reasonable efforts to cause such amendment and/or new Registration Statement to become effective within sixty (60) days of the applicable Registration Trigger Date, and, if such effectiveness does not occur within such period, as soon as possible thereafter, (E) any Registration Statement required to be filed under the Registration Rights Agreement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) cannot otherwise be made thereunder (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, or the Company’s failure to file and, use commercially reasonable efforts to obtain effectiveness with the SEC of an additional Registration Statement or amended Registration Statement required, in each case, pursuant to terms and conditions of the Registration Rights Agreement), or (F) the Company fails to provide a written response to any comments to any Registration Statement submitted by the SEC within twenty (20) days of the date that such SEC comments are received by the Company. For the avoidance of doubt, with respect to any event set forth in the definition of Registration Failure, in no event shall a Registration Failure occur in respect of the Company's failure to cause such event to occur where the Company has used the requisite standards, if any, to cause such event to occur, in accordance with the definition of Registration Failure.

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(b) Failure Payments; Black-Scholes Determination. The Company understands that any Event of Failure (as defined above) could result in economic loss to the Holder. In the event that any Event of Failure occurs, as compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder an amount (“Failure Payments”), payable, at the Company’s option, either (i) in cash or (ii) in ADSs or Restricted ADSs, as applicable ( the “Failure Payment Shares”), that are valued for these purposes at the Volume Weighted Average Price on the date of such calculation, in each case equal to 18% per annum (or the maximum rate permitted by applicable law, whichever is less) of the Black-Scholes value (as determined below) of the remaining unexercised portion of this Warrant on the date of such Event of Failure (as recalculated on the first business day of each month thereafter for as long as Failure Payments shall continue to accrue), which shall accrue daily from the date of such Event of Failure until the Event of Failure is cured, accruing daily and compounded monthly, provided, however, that during any period that the Company does not qualify as a “foreign private issuer” as defined under Rule 3b-4 promulgated under the Exchange Act, the Holder shall only receive up to such amount of ADSs or Restricted ADSs in respect of Failure Payments such that the Holder and any other persons or entities whose beneficial ownership (including the ownership of ADSs) would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than 9.985% of the total number of Ordinary Shares (including through ownership of ADSs) then issued and outstanding. Notwithstanding the above, Failure Payments made in respect of Events of Failure occurring on or prior to the Shareholder Approval Date shall be made only in cash (without regard to the 9.985% restriction described in the immediately preceding sentence). For purposes of clarification, it is agreed and understood that Failure Payments shall continue to accrue following any Event of Default until the applicable Default Amount is paid in full.

In the event that the Company (i) has, by the Filing Deadline (as defined the Registration Rights Agreement) filed a Registration Statement (as defined in the Registration Rights Agreement) covering the number of shares required by the Registration Rights Agreement, and (ii) has responded in writing to any comments to the Registration Statement that the Company has received from the SEC, within seven (7) Business Days of such receipt, and nevertheless the SEC has not declared effective a Registration Statement covering the full number of Warrant Shares issuable upon exercise of the Warrants by the Registration Deadline (as defined in the Registration Rights Agreement) then, the Failure Payments attributable to such late Registration Effectiveness shall be reduced from 18% to 15% (calculated as set forth above). For the avoidance of doubt, nothing in the immediately preceding sentence shall be construed to increase the obligations of the Company under the definition of “Registration Failure” above. The Company shall satisfy any Failure Payments under this Section pursuant to Section 10(c) below. Failure Payments are in addition to any shares that the Holder is entitled to receive upon Exercise of this Warrant.

For purposes hereof, the “Black-Scholes” value of a Warrant shall be determined by use of the Black Scholes Option Pricing Model using the criteria set forth on Schedule 1 hereto.

(c) Payment of Accrued Failure Payments. The Failure Payments for each Event of Failure shall be delivered (and, if applicable, issued) on or before the fifth (5th) business day of each month following a month in which Failure Payments accrued. Nothing herein shall limit the Holder’s right to pursue actual damages (to the extent in excess of the Failure Payments) for the Company’s Event of Failure, and the Holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief). Notwithstanding the above, if a particular Event of Failure results in an Event of Default pursuant to Section 11 hereof, then the Failure Payment, for that Event of Failure only, shall be considered to have been satisfied upon payment to the Holder of an amount equal to the greater of (i) the Failure Payment, or (ii) the Default Amount, payable in accordance with Section 11.

(d) Maximum Interest Rate. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

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11. Default.

(a) Events Of Default. Each of the following events shall be considered to be an “Event of Default,” unless waived by the Holder:

(i) Failure To Effect Registration. With respect to all Registration Failures, a Registration Failure occurs and remains uncured for a period of more than thirty (30) days (or forty-five (45) days in the case where the Company (i) has, by the Filing Deadline (as defined the Registration Rights Agreement) filed a Registration Statement (as defined in the Registration Rights Agreement) covering this Warrant and the number of shares required by the Registration Rights Agreement, and (ii) has responded in writing to any comments to the Registration Statement that the Company has received from the SEC, within twenty (20) days of such receipt, and nevertheless the SEC has not declared effective a Registration Statement covering this Warrant and the Shares by the Registration Deadline (as defined in the Registration Rights Agreement)), and such Registration Failure relates solely to the Company’s failure to have the Registration Statement declared effective by the Registration Deadline (as defined in the Registration Rights Agreement) and with respect to a Registration Failure provided in clause (E) of the definition of “Registration Failure”, such Registration Failure occurs and remains uncured for a period of more than thirty (30) days. For the avoidance of doubt, nothing in the immediately preceding sentence shall be construed to increase the obligations of the Company under the definition of “Registration Failure” above.

(ii) Continuing Delivery Failure. A Delivery Failure (as defined above) occurs and remains uncured for a period of more than twenty (20) days; or at any time, the Company announces or states in writing that it will not honor its obligations to cause the issuance of Ordinary Shares to the Depositary or the Restricted ADR Depositary, as applicable and ADSs or Restricted ADS, as applicable, to the Holder upon Exercise by the Holder of the Exercise rights of the Holder or, if applicable, to deliver cash, in accordance with the terms of this Warrant.

(iii) Legend Removal Failure. A Legend Removal Failure (as defined below) occurs and remains uncured for a period of twenty (20) days; and

(iv) Corporate Existence; Major Transaction. The Company has failed to either (1) place the Major Transaction Warrant Early Termination Price or the Exercise Shares issuable upon exercise of a Cashless Major Exercise, as the case may be, into escrow or (2) obtain the written agreement of the Successor Entity as described in Section 5(c)(iv) or the Company has failed to instruct the escrow agent to release such amount or such shares, as the case may be, to the Holder pursuant to Section 5(c)(iv).

A “Legend Removal Failure” shall be deemed to have occurred if the Company fails to use its commercially reasonable best efforts to issue this Warrant and/or Exercise Shares without a restrictive legend, or fails to use its commercially reasonable best efforts to cause the Depositary to remove a restrictive legend, when and as required under Section 2(e) hereof;

(b) Mandatory Early Termination.

(i) Mandatory Early Termination Amount; Cashless Default Exercise. If any Events of Default shall occur then, unless waived by the Holder, upon the occurrence and during the continuation of any Event of Default, at the option of the Holder, such option exercisable through the delivery of written notice to the Company by such Holder (the “Default Notice”), the Company shall have the right to terminate the outstanding amount of this Warrant and pay to the Holder (a “Mandatory Early Termination”), in full satisfaction of its obligations hereunder by delivery of a notice to such effect to the Holder within two (2) Business Days following receipt of the Default Notice, an amount payable in cash (the “Mandatory Early Termination Amount” or the “Default Amount”) equal to the greater of (i) the Black-Scholes value (as determined in accordance with Section 10(b)) of the remaining unexercised portion of this Warrant on the date of such Default Notice and (2) the Black-Scholes value (also as determined in accordance with Section 10(b)) of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that the Mandatory Early Termination Amount is paid to the Holder. In the event the Company does not exercise its right to consummate a Mandatory Early Termination, then the Holder shall have the right to exercise this Warrant pursuant to a Cashless Default Exercise in accordance with Section 3(c) above.

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Notwithstanding anything in this subsection 11(b)(i) to the contrary, in the event the Default Notice is delivered by the Holder on or prior to the Shareholder Approval Date, the Company shall be required to pay to the Holder the Mandatory Early Termination Amount in cash and/or a promissory note, dated the date of the Default Notice, substantially in the form of Exhibit D hereto, and payment of such amount and in such manner shall not be at the option of the Company.

The Mandatory Early Termination Amount shall be payable within five (5) Business Days following the date of the applicable Default Notice.

(ii) Liquidated Damages. The parties hereto acknowledge and agree that the sums payable as Failure Payments or pursuant to a Mandatory Early Termination shall give rise to liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by the Holder is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Holder, and (iii) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.

The Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

(c) Intentionally omitted.

(d) Injunction. In the event that an Event of Default pertains to a Legend Removal Failure, the Company may not refuse such unlegended share delivery based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless, within sixty (60) days of the applicable Default Notice an injunction from a United States court, on prior notice to Holder, restraining and or enjoining Exercise of all or part of said Warrant shall have been sought and obtained by the Company.

(e) Remedies, Other Obligations, Breaches And Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Purchase Agreement and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12. Holder’s Early Terminations.

Mechanics of Holder’s Early Terminations. In the event that the Company does not deliver the applicable Redemption Exercise Price, Major Transaction Warrant Early Termination Price or Default Amount or the Exercise Shares in respect of a Cashless Major Exercise or a Cashless Default Exercise, as the case may be, to the Holder within the time period or as otherwise required pursuant to the terms hereof, at any time thereafter the Holder shall have the option, upon notice to the Company, in lieu of redemption, early termination, Cashless Major Exercise or Cashless Default Exercise, as the case may be, to require the Company to promptly return to the Holder all or any portion of this Warrant that was submitted for redemption, early termination or exercise. Upon the Company’s receipt of such notice, (x) the redemption, applicable early termination or exercise, as the case may be, shall be null and void with respect to such applicable portion of this Warrant, (y) the Company shall immediately return this Warrant, or issue a new Warrant to the Holder representing the portion of this Warrant that was submitted for redemption, early termination or exercise and (z) the Exercise Price of this Warrant or such new Warrant shall be adjusted to the lesser of (A) the Exercise Price as in effect on the date on which the applicable redemption, early termination, default or exercise notice, as the case may be, is voided and (B) the lowest closing price for the ADSs on NASDAQ, or, if NASDAQ is not the principal trading market for the ADSs, the principal securities exchange or other securities market on which the ADSs are then being traded, during the period beginning on and including the date on which the applicable redemption, early termination, default or exercise notice, as the case may be, is delivered to the Company and ending on and including the date on which the applicable redemption, early termination or exercise is voided. The Holder’s delivery of a notice voiding a redemption, early termination or exercise and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Failure Payments which have accrued prior to the date of such notice with respect to the Warrant subject to such notice.

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13. Benefits of this Warrant.

Nothing in this Warrant shall be construed to confer upon any person other than the Company and Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and Holder.

14. Governing Law.

Other than Section 17 and the relevant provisions of the definition of Shareholder Approval Date contained in Section 1 which shall be governed by French law, all questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. The Company irrevocably waives its rights under the provisions of Article 14 and Article 15 of the French Civil Code.

15. Loss of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

16. Notice or Demands.

Notices or demands pursuant to this Warrant to be given or made by Holder to or on the Company shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid or via express delivery with a nationally recognized courier, and addressed, until another address is designated in writing by the Company, to the address set forth in Section 2(a) above. Notices or demands pursuant to this Warrant to be given or made by the Company to or on Holder shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid or via express delivery with a nationally recognized courier, and addressed, to the address of Holder set forth in the Company’s records, until another address is designated in writing by Holder.

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17. Maintenance of the Rights of a Holder of a Warrant Under French Anti-Dilution Statutes. Effective upon the Shareholder Approval Date and to the extent not already covered by Section 5, the French anti-dilution provisions of paragraph 1 or 3 (excluding 2) of Article L.228-99 of the French Commercial Code shall apply.

18. Currency. All amounts owing under the Warrant that, in accordance with its terms, are paid in cash shall be paid in United States dollars. “Exchange Rate” means, in relation to any amount of currency to be converted from United States dollars pursuant to Section 20 of the Warrant, the United States dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

19. Taxes. The purchase of ADSs or Restricted ADSs upon the exercise in whole or in part of the Warrant will not be subject to withholding tax in France.

20. Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 20(a) referred to as the “Judgment Currency”) an amount due in United States dollars under the Warrant, the exercise shall be made at the Exchange Rate prevailing on the business day immediately preceding:

(i) the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such exercise being made on such date; or

(ii) the date on which the French or any other non U.S. court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such exercise is made pursuant to this Section 20(a)(ii) being hereinafter referred to as the "Judgment Exercise Date").

(b) If in the case of any proceeding in the court of any jurisdiction referred to in Section 20(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Exercise Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of United States dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Exercise Date.

(c) Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of the Warrant.

21. No Third-Party Beneficiaries.

This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

22. Headings.

The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

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24. Amendment and Modification; Waiver.

Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by the Company and the Holder. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

25. Severability.

If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

26. Limitation on Issuance of Shares.

Notwithstanding anything herein to the contrary, the maximum number of Warrant Shares issued or issuable pursuant to the Warrant Agreements issuable under Section 1.2 of the Purchase Agreement, and any subsequent warrant certificates issued as a result of any Exercise, Redemption or transfer of this or any such warrants, may not exceed, 4,925,433 Shares in the aggregate (as appropriately adjusted to reflect any stock splits).

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IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the 13th day of March, 2012.

FLAMEL TECHNOLOGIES S.A.

By:	/s/ Stephen H. Willard
Name: Stephen H. Willard
Title: Chief Executive Officer

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ANNEX A-1

OFFICER'S CERTIFICATE

To : Eclat Holdings, LLC

On March 13, 2012

Dear Sir :

You will find attached a "certificat d'inscription du Warrant" issued by Flamel Technologies S.A. and a copy of the Warrant Register.

We hereby confirm that the securities being the subject of such certificate and being recorded in the Warrant Register is the Warrant to purchase ADSs, the terms and conditions of which are attached hereto.

Yours sincerely,

Flamel Technologies S.A.

/s/ Stephen H. Willard

Name: Stephen H. Willard
Title: Chief Executive Officer

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ANNEX A-2

OFFICER'S CERTIFICATE

To : [Holder]

On [_______] ][__], 20[__]

Dear Sir :

You will find attached a "certificat d'inscription en compte" issued by [ ], Flamel Technologies SA’s Transfer Agent and a copy of the BSAs Register ("compte d' actionnaire").

We hereby confirm that the securities being the subject of such certificate and being recorded in the BSAs Register are the bons de souscription d'actions, the terms and conditions of which are attached hereto.

Yours sincerely,

In the name and for the account of Flamel Technologies SA
Name:
Title:

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EXHIBIT A-1

EXERCISE FORM FOR WARRANT

TO: [                     ]

CHECK THE APPLICABLE BOX:

☐	Cash Exercise or Cashless Exercise

The undersigned hereby irrevocably exercises the attached warrant (the “Warrant”) with respect to _____ American Depositary Shares (“ADSs”) each representing one Ordinary Share, nominal value 0.122 Euros of Flamel Technologies, S.A., a corporation organized under the laws of the Republic of France (the “Company”), and, if pursuant to a Cashless Exercise, herewith makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of said Warrant.

[IF APPLICABLE: The undersigned hereby encloses $____ as payment of the Exercise Price.]

[IF APPLICABLE: The undersigned hereby agrees to cancel $____ of principal outstanding under Notes of the Company held by the Holder.]

☐	Cashless Major Exercise

The undersigned hereby irrevocably exercises the Warrant with respect to ____% of the Warrant currently outstanding pursuant to a Cashless Major Exercise in accordance with the terms of the Warrant.

☐	Cashless Default Exercise

The undersigned hereby irrevocably exercises the Warrant pursuant to a Cashless Default Exercise, in accordance with the terms of the Warrant.

1. The undersigned requests that any certificates for such shares be issued free of any restrictive legend, if appropriate, and a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below.

2. Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant.

Dated: _______________

Signature

Print Name

Address

NOTICE

The signature to the foregoing Exercise Form must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

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EXHIBIT A-2

REDEMPTION FORM FOR WARRANT

TO: [                     ]

The undersigned hereby irrevocably elects to require Flamel Technologies S.A., a corporation organized under the laws of the Republic of France (the "Company"), to redeem ___% (or a portion of the Warrant representing ___ out of ____ underlying ADSs and Restricted ADSs) of the attached warrant (the "Warrant") of the Company currently outstanding, in accordance with Section 2(j) and all other applicable terms of said Warrant.

The undersigned requests that a warrant representing any unredeemed portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below.

Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant.

Dated: _______________

Signature

Print Name

Address

NOTICE

The signature to the foregoing Redemption Form must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

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EXHIBIT B

ASSIGNMENT

(To be executed by the registered holder
desiring to transfer the Warrant or the BSAs as the case may be)

FOR VALUE RECEIVED, the undersigned holder of the attached warrant or the BSAs as the case may be (the “Warrant” or the ”BSAs” as the case may be”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase __________ American Depositary Shares (“ADSs”) each representing one Ordinary Share, nominal value 0.122 Euros of Flamel Technologies, S.A., a corporation organized under the laws of the Republic of France , evidenced by the attached Warrant or the BSAs as the case may be and does hereby irrevocably constitute and appoint __________ attorney to transfer the said Warrant or the BSAs as the case may be on the books of the Company, with full power of substitution in the premises.

Dated: _______________
Signature

Fill in for new registration of Warrant or the BSAs as the case may be:

Name

Address

Please print name and address of assignee
(including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

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EXHIBIT C

FORM OF OPINION

______, 20__

[___________]

Re:	[ ] (the “Company”)

Dear Sir:

[___________] (“[__________]”) intends to transfer _______ Warrants (the “Warrants”) of the Company to __________ (“________”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we have examined and relied upon the truth of representations contained in an Investor Representation Letter attached hereto and have examined such other documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Warrants by _______ to ______ may be effected without registration under the Securities Act, provided, however, that the Warrants to be transferred to _______ contain a legend restricting its transferability pursuant to the Securities Act and that transfer of the Warrants is subject to a stop order.

The foregoing opinion is furnished only to ____________ and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

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[FORM OF INVESTOR REPRESENTATION LETTER]

_____, 20__

[_________________]

Gentlemen:

_________ (“___”) has agreed to purchase _________ Warrants (the “Warrants”) of [                 ] (the “Company”) from [___________] (“[_________]”). We understand that the Warrants are “restricted securities.” We represent and warrant that ______ is a sophisticated institutional investor that would qualify as an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

________ represents and warrants as of the date hereof as follows:

1. That it is acquiring the Warrants and the American Depositary Shares underlying such Warrants (the “Exercise Shares”) solely for its account for investment and not with a view to or for sale or distribution of said Warrants or Exercise Shares or any part thereof. ________ also represents that the entire legal and beneficial interests of the Warrants and Exercise Shares _________ is acquiring is being acquired for, and will be held for, its account only;

2. That the Warrants and the Exercise Shares have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of the Company is to be effected. _______ realizes that the basis for the exemption may not be present if, notwithstanding its representations, _______ has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. _______ has no such present intention;

3. That the Warrants and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. ________ recognizes that the Company has no obligation to register the Warrants, or to comply with any exemption from such registration;

4. That neither the Warrants nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations;

5. That it will not make any disposition of all or any part of the Warrants or Exercise Shares in any event unless and until:

(i)          The Company shall have received a letter secured by _________ from the Securities and Exchange Commission stating that no action will be recommended to the Securities and Exchange Commission with respect to the proposed disposition;

(ii)         There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii)        _________ shall have notified the Company of the proposed disposition and, in the case of a sale or transfer in a so called “4(1) and a half” transaction, shall have furnished counsel to the Company with an opinion of counsel, reasonably satisfactory to counsel to the Company.

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We acknowledge that the Company will place stop orders with respect to the Warrants and the Exercise Shares, and if a registration statement is not effective, the Exercise Shares shall bear the following restrictive legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(1) AND A HALF” SALE, SUBJECT TO DELIVERY OF AN OPINION, AS PROVIDED IN THE WARRANT DATED AS OF [XX], 2012 AND ISSUED BY THE COMPANY.”

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF MARCH 13, 2012, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

At any time and from time to time after the date hereof, _________ shall, without further consideration, execute and deliver to [________] or the Company such other instruments or documents and shall take such other actions as they may reasonably request to carry out the transactions contemplated hereby.

Very truly yours,

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EXHIBIT D

PROMISSORY NOTE (Section 2(j) or Section 11(b))

[Date of Issuance]

FOR VALUE RECEIVED, Flamel Technologies, SA, a societe anonyme organized under the laws of the Republic of France (the “Maker”), by means of this Note (this “Note”), hereby unconditionally promises to pay to [      ] (the “Payee”), on [Insert 120 days after the Redemption Exercise Date] (the “Maturity Date”), $[insert applicable Redemption Exercise Price or portion thereof in case of a mixed cash/note payment] in lawful money of the United States of America and in immediately available funds.

This Note is the “note” referred to in [Section 2(j)] [Section 11(b)] of the Warrant to Purchase American Depositary Shares of the Maker issued on March 13, 2012 to Eclat Holdings, LLC (as modified and supplemented and in effect from time to time, the “Warrant”).

The outstanding principal amount of this Note shall bear interest, payable on the Maturity Date, at the rate of three percent (3%) simple interest per annum. Without limiting the remedies available to the Payee under the Warrant or otherwise, to the maximum extent permitted by applicable law, if Maker fails to make any payment of principal or interest on the Maturity Date, Maker shall pay on demand interest on the outstanding principal amount and accrued and unpaid interest thereon at the Maturity Date, accruing at the rate of 20 percent (20%) simple interest per annum from and after the Maturity Date until such payment is made.

If a Major Transaction (as defined in the Warrant) has occurred, the outstanding principal amount of this Note and accrued interest thereon shall become immediately due and payable.

All payments due to the Payee from the Maker pursuant to this Note shall be made in the full face amount thereof. This Note may be prepaid in full or in part at any time without penalty or premium. The Maker shall pay all and any reasonable costs (administrative or otherwise) imposed by the Maker’s banks, clearing houses, or any other financial institution, in connection with making any payments hereunder.

The Maker and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note or the performance of the obligations under this Note. No renewal or extension of this Note, no release of any Person primarily or secondarily liable on this Note including the Maker and any endorser, no delay in the enforcement of payment of this Note and no delay or omission in exercising any right or power under this Note affect the liability of the Maker or any endorser of this Note (other than the payment in full of the amounts due under this Note).

The provisions of this Note may be waived only in a writing signed by the Payee.

[THE IMMEDIATELY FOLLOWING PARAGRAPH WILL ONLY BE INSERTED IF PROMISSORY NOTE ISSUED PRIOR TO SHAREHOLDER APPROVAL DATE]

This Note is secured by the Security Agreement (as such term is defined in the Note Agreement).

The provisions of Sections 5.1, 5.2, 5.3, 5.4, 5.6, 5.7, 5.10, 5.11, 5.12, 5.14 and 5.15 of the Note Agreement dated as of March 13, 2012 are incorporated by reference herein and made applicable to this Note, mutatis mutandis. Such incorporation shall survive any termination of the Note Agreement.

IN WITNESS WHEREOF, an authorized representative of the Maker has executed this Note as of the date first written above.

FLAMEL TECHNOLOGIES S.A.

By:
Name:
Title:

Schedule 1

Black-Scholes Value

	Calculation Under Section 5(c)(iii)	Calculation Under Section 10(b) or 11(b)

Remaining Term	Number of calendar days from date of public announcement of the Major Transaction until the last date on which the Warrant may be exercised.	Number of calendar days from date of the determination until the last date on which the Warrant may be exercised.

Interest Rate	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.

Volatility

If the first public announcement of the Major Transaction is made at or prior to 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

If the first public announcement of the Major Transaction is made after 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the next succeeding Trading Day following the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

The arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the date of such first public determination, obtained from the HVT or similar function on Bloomberg.

Stock Price	The greater of (1) the closing price of the ADSs on NASDAQ, or, if that is not the principal trading market for the ADSs, such principal market on which the ADSs are traded or listed (the “Closing Market Price”) on the trading day immediately preceding the date on which a Major Transaction is consummated, or (2) the first Closing Market Price following the first public announcement of entry into definitive documents for a Major Transaction.	The volume Weighted Average Price on the date of such calculation.

Dividends	Zero.	Zero.

Strike Price	Exercise Price as defined in section 3(a).	Exercise Price as defined in section 3(a).

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